EXHIBIT 99.1
NOVEMBER 19, 2018
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc. Investment Grade Rating Affirmed and Assigned by Kroll Bond Rating Agency

Hammond, Louisiana, November 19, 2018 – First Guaranty Bancshares, Inc. ("First Guaranty") (NASDAQ: FGBI), the holding company for First Guaranty Bank, today announced that Kroll Bond Rating Agency ("KBRA") has affirmed and assigned the Company and the Bank investment grade ratings with a stable outlook.

KBRA assigned the Company BBB for senior unsecured debt, BBB- for subordinated debt, and K3 for short-term debt. The Bank was assigned BBB+ for deposits and senior unsecured debt, BBB for subordinated debt, and K2 for short-term deposits/debt. The outlook for all ratings was noted as stable. KBRA noted that the ratings were supported by the Company's "experienced management team, excellent liquidity levels, highly efficient operating model and solid core earnings metrics." KBRA also noted that the Bank had a "conservative credit culture with rigorous underwriting and disciplined committee approval process."
A copy of the report is avaliable on Kroll Bond Rating Agency's website at www.kbra.com.

About First Guaranty
First Guaranty, a Louisiana-based company, has approximately $1.8 billion in assets as of September 30, 2018 and provides personalized commercial banking services through 27 banking facilities located across Louisiana and Texas. For more information, visit www.fgb.net.
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which First Guaranty operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
First Guaranty wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. First Guaranty wishes to advise readers that the factors listed above could affect First Guaranty's financial performance and could cause First Guaranty's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. First Guaranty does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.